FOR IMMEDIATE RELEASE

Contact:
Scott Kantor
Vice President, Finance &
Chief Financial Officer
LeCroy Corporation
Tel: 845-425-2000

LECROY ANTICIPATES STRONG FIRST-QUARTER GROWTH IN LINE WITH
GUIDANCE IN ADVANCE OF SG COWEN CONFERENCE PRESENTATION

   Presentation to be Broadcast Live over the Internet Today, September 8 at 3:00 p.m. (ET)

Chestnut Ridge, NY, September 8, 2004 — LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, announced that it anticipates that its first-quarter fiscal 2005 financial results will be in line with its guidance provided on August 4, 2004. At that time, the company said it expected revenues to increase on a year-over-year basis by 15 percent to a range of $31 to $32 million and operating income to increase by 35 to 50 percent, bringing operating income to approximately $2.7 to $3.0 million.

“We expect continued strong top-line growth with improved margins and profitability in the first quarter of fiscal 2005,” stated LeCroy President and CEO Tom Reslewic. “Our ability to generate innovative products and our sharp focus on operational efficiencies continue to drive our excellent financial performance. During our presentation at the SG Cowen Fall Technology Conference, we will discuss LeCroy’s strategy to capture an increasing share of the serial data test market. ”

“Last week we announced a key step in this strategy -- our agreement to acquire Computer Access Technology Corporation (CATC), which we believe will enable us to better capitalize on the surging demand for serial data test instruments. LeCroy and CATC each supply test solutions for advanced and emerging serial data protocols, yet the companies are complementary in terms of products, markets and geographic footprint. In addition to the strategic nature of the acquisition, we believe this will help us to accomplish two key financial objectives: driving superior sustainable growth and generating significant cash from operations,” concluded Reslewic.

The company will present at SG Cowen’s 32nd Annual Fall Technology Conference being held on Wednesday, September 8 at 3:00 p.m. (ET) at The Boston Marriott Copley Place in Boston, Massachusetts. In attendance will be LeCroy President and Chief Executive Officer Tom Reslewic and Vice President, Finance and Chief Financial Officer Scott Kantor. To access a live Webcast of the presentation on September 8, 2004, visit the “Investor Relations” portion of the “About LeCroy” section at www.lecroy.com at least 15 minutes prior to the event broadcast.

Safe Harbor

This release contains forward-looking statements, including those pertaining to LeCroy’s intent to purchase Computer Access Technology Corporation, its ability to capitalize on the surging demand for serial data test instruments, its expected financial results expectations for the first quarter of fiscal 2005, and its ability to drive superior sustainable growth and generate significant cash from operations. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, LeCroy’s ability to anticipate changes in the market, the availability and timing of funding for LeCroy’s current products, the development of future products and LeCroy’s ability to use intellectual property and protect their patent portfolios. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business or cause actual results to differ materially are described in LeCroy’s reports on file with the SEC, including its Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 7, 2004, and subsequent filings which LeCroy may make with the SEC, which can be viewed at the SEC’s website at http://www.sec.gov.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company’s core products are high-performance oscilloscopes and Serial Data Analyzers (SDAs) used by design engineers in the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy’s 40-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis” -- capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. Targeting a growing billion-dollar global market, LeCroy meets a broad spectrum of customer needs with four product families distributed primarily through a worldwide direct sales organization. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

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